EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
ANNOUNCES THIRD QUARTER EARNINGS,
EXCLUDING PROPERTY GAINS, OF $1.21 PER SHARE;
ABF®’s OPERATING RATIO IS 88.5%
     (Fort Smith, Arkansas, October 24, 2005) — Arkansas Best Corporation (Nasdaq: ABFS) today announced third quarter 2005 net income of $40.6 million, or $1.59 per diluted common share, compared to third quarter 2004 net income of $27.4 million, or $1.07 per diluted common share. Excluding an after-tax gain of $9.8 million ($0.38 per diluted common share) related to the July 2005 sale of three non-ABF terminal facilities located in California to G.I. Trucking Company, third quarter 2005 earnings per diluted common share were $1.21. Arkansas Best’s after-tax return on capital employed for the twelve months ended September 30, 2005 was 20.6%. Arkansas Best’s revenue during the third quarter of 2005 was $489.9 million, an increase of 6.1% over the third quarter of 2004.
ABF Freight System, Inc.®
     ABF Freight System, Inc., the company’s largest subsidiary, had third quarter 2005 revenue of $451.8 million, a per-day increase of 5.6% compared to third quarter 2004 revenue of $427.9 million. ABF’s third quarter 2005 operating ratio was 88.5% versus an operating ratio of 89.2% during the third quarter of 2004. Third quarter 2005 operating income at ABF was $52.0 million compared to $46.2 million in the third quarter of 2004, an increase of 12.5%. “ABF generated the highest quarterly operating income in its history and, on a comparable reporting basis, the best quarterly operating ratio in over twenty-five years,” said Robert A. Young III, Arkansas Best Chairman and Chief Executive Officer.
     “The improvement in ABF’s third quarter operating ratio was accomplished because of a combination of good pricing and consistent cost controls,” said Mr. Young. “Total revenue per hundredweight, excluding fuel surcharge, increased by over one percent, despite a significant shift in profile. ABF’s yield and profitability improvement were enhanced by improved yield on larger shipments and increased handling of TimeKeeper® shipments, those moving under ABF’s guaranteed, expedited and time-definite shipping service. Though TimeKeeper’s impact on third quarter results is relatively small, this business is growing rapidly. TimeKeeper’s profitability is good and customers find these services quite valuable,” said Mr. Young. “ABF’s LTL tonnage was below the strong levels experienced in the third quarter of 2004, yet ABF was able to manage its variable costs in order to maximize the profitability of the shipments moving through its network. ABF’s profitability improved as a result of reducing the use of rail in higher-cost lanes and the associated drayage and equipment shuttles. ABF used fewer local cartage agents for shipment pickup and delivery and reduced employee overtime. In addition, ABF’s third quarter workers’ compensation costs declined by $1.7 million because of fewer new claims and favorable severity trends on existing claims. However, casualty claims costs increased by $1.6 million as a result of adverse severity trends on existing claims. ABF’s third quarter cargo claims costs declined from last year by $567,000.”
     ABF’s total tonnage per day in the third quarter of 2005 was down slightly versus a year ago, decreasing by 0.4%. Compared to the same periods last year, LTL tonnage per day decreased 6.3% in June 2005; 5.6% in July 2005; 2.9% in August 2005 and 0.7% in September 2005. Overall, third quarter 2005 LTL tonnage per day decreased 3.0% compared to third quarter 2004. “Though third quarter 2005 LTL tonnage was below that of last year’s very strong third quarter, I am encouraged by the significantly improving trends in the LTL tonnage comparisons over the last few months,” said Mr. Young.
     ABF’s 2005 third quarter truckload tonnage per day increased by 10.1%, including an increase of 15.6% in September. “For the last two years, ABF has experienced strong growth in truckload tonnage and this year’s third quarter is no exception,” said Mr. Young. “As long as ABF is able to earn comparable profit margins on these shipments and service on its core LTL business is not adversely affected, ABF will continue to pursue these larger shipments in order to fill available capacity.” Through the first twenty days of October, average daily tonnage figures in ABF’s total business are slightly ahead of the same period last year.
     Total billed revenue per hundredweight was $24.43 compared to $22.84 in the third quarter of 2004. Total billed revenue per hundredweight, excluding fuel surcharge, increased by 1.2%. “ABF continues to secure reasonable price increases in a very stable, but competitive, pricing environment,” said Mr. Young. ABF’s third quarter 2005 total weight per shipment increased by 3.6% versus the third quarter of 2004. Third quarter 2005 total length of haul declined by 0.8% compared to the third quarter of 2004. Increases in weight per shipment and decreases in length of haul cause revenue per hundredweight to go down.
     “ABF’s productivity measures on the dock and in the city pickup and delivery operation are consistent with the first half of the year, but below those of the third quarter of 2004. As in this year’s second quarter, ABF’s shipment mix is impacting these statistics,” said Mr. Young. “Larger shipments moving throughout ABF’s network, combined with a significant increase in truckload shipments requiring additional pickup, delivery and dock labor, have caused a decrease in “per shipment” productivity compared to last year’s third quarter,” said Mr. Young. “As has been the case throughout this entire year, the yard productivity of trailer movement at ABF’s largest facilities exceeded that of the same period last year.”
     During the third quarter, hurricanes Katrina and Rita had minimal impact on ABF’s operations in the Gulf Coast and South Texas regions. All ABF facilities in these areas are now fully operational, limited only by public infrastructure damage and accessibility to customer locations. “Fortunately, none of ABF’s employees were injured or killed as a result of these terrible storms, though several lost many of their possessions,” said Mr. Young. “We will continue to support our employees and assist the relief agencies serving these areas.”
     From September 7 through October 4, 2005, ABF limited its standard fuel surcharge due to the extremely volatile fuel prices resulting from Hurricane Katrina. During this period, ABF’s fuel surcharge was capped at the pre-Katrina level that was established on August 29. Had ABF charged its standard fuel surcharge percentage, approximately $2.2 million of additional revenue would have been earned. This reduced Arkansas Best’s third quarter earnings by $0.05 per diluted common share.
Clipper
     For the third quarter of 2005, Clipper had revenues of $26.7 million, an 8.6% increase over third quarter 2004 revenue of $24.6 million. “As seen last quarter, the revenue in each division of Clipper increased compared to last year, highlighted by a 19.3% increase in truck brokerage revenue,” said Mr. Young. Clipper’s third quarter 2005 operating ratio improved to 97.8% compared to a third quarter 2004 operating ratio of 99.2%.

     “Clipper experienced solid third quarter demand for its services in all segments,” said Mr. Young. “Fuel cost pressures impacting over-the-road, truckload competitors created intermodal opportunities for Clipper that positively affected third quarter results. Average revenue per shipment at Clipper’s temperature-controlled division increased, primarily due to tighter equipment capacity. Despite rising fuel prices, Clipper’s brokerage division was able to add customers and new business throughout the quarter,” said Mr. Young. “Overall, Clipper’s continued focus on improved negotiation of contracts and attention to specific account profitability are resulting in enhanced margins.”
Common Stock Purchase
     During the third quarter of 2005, Arkansas Best made open-market purchases, totaling 209,000 shares, of its common stock. The total purchase price for these transactions was $7.1 million. These common shares were added to the company’s treasury stock. Arkansas Best has now purchased a total of 843,150 shares totaling $25.0 million. This completes a program, announced in January 2003, to repurchase up to a maximum of $25 million of Arkansas Best’s common stock.
     On July 28, 2005, Arkansas Best’s Board of Directors announced the authorization of an additional $50 million to Arkansas Best’s stock repurchase program. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.
Conference Call
     Arkansas Best Corporation will host a conference call with company executives to discuss the 2005 third quarter results. The call will be today, Monday, October 24, at 2:00 p.m. EDT (1:00 p.m. CDT). Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through the end of the day on Saturday, November 12, 2005. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 1208941. The conference call and playback can also be accessed, through Saturday, November 12, on Arkansas Best’s Web site at www.arkbest.com.
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.

Forward-Looking Statements
     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and non-union employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Arkansas Best’s Securities and Exchange Commission (“SEC”) public filings.
     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	($ thousands, except share and per share data)
OPERATING REVENUES	$489,885	$461,888	$1,363,823	$1,261,224

OPERATING EXPENSES AND COSTS	439,802	417,663	1,257,574	1,176,715

OPERATING INCOME	50,083	44,225	106,249	84,509

OTHER INCOME (EXPENSE)
Net gain on sales of property and other(1)	15,350	248	15,398	433
Short-term investment income	629	104	1,520	149
Fair value changes and payments on interest rate swap(2)	—	300	—	449
Interest expense and other related financing costs	(297)	(388)	(1,775)	(1,118)
Other, net	755	927	837	791

	16,437	1,191	15,980	704

INCOME BEFORE INCOME TAXES	66,520	45,416	122,229	85,213

FEDERAL AND STATE INCOME TAXES
Current	25,662	15,725	57,555	29,483
Deferred (credit)	291	2,322	(9,763)	4,602

	25,953	18,047	47,792	34,085

NET INCOME	$40,567	$27,369	$74,437	$51,128

Basic:
NET INCOME PER SHARE	$1.61	$1.09	$2.94	$2.04

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	25,174,584	25,067,784	25,343,768	25,077,859

Diluted:
NET INCOME PER SHARE	$1.59	$1.07	$2.89	$2.00

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,531,101	25,546,370	25,738,026	25,501,009

CASH DIVIDENDS PAID PER COMMON SHARE	$0.15	$0.12	$0.39	$0.36

(1)	Includes $15.4 million in pre-tax gain from the sale of properties to G.I. Trucking Company.

(2)	The Company’s interest rate swap matured on April 1, 2005.
Note: Certain prior year amounts have been reclassified to conform to the current year presentation, including the reclassification of short-term investment income from interest expense, to a separate category. In addition, deferred financing costs and letter of credit fees have been reclassified from other expense to interest expense and other related financing costs.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2005	2004
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,225	$32,359
Short-term investment securities(1)	94,079	38,514
Accounts receivable, less allowances (2005 — $4,634; 2004 — $4,425)	166,149	150,812
Prepaid expenses	8,882	15,803
Deferred income taxes	30,316	28,617
Prepaid income taxes	1,539	3,309
Other	8,273	4,268

TOTAL CURRENT ASSETS	320,463	273,682

PROPERTY, PLANT AND EQUIPMENT
Land and structures	223,539	229,253
Revenue equipment	433,399	395,574
Service, office and other equipment	121,626	115,407
Leasehold improvements	14,314	13,411

	792,878	753,645

Less allowances for depreciation and amortization	394,409	383,647

	398,469	369,998

PREPAID PENSION COSTS	28,359	24,575

OTHER ASSETS	77,635	73,234

ASSETS HELD FOR SALE	1,000	1,354

GOODWILL, less accumulated amortization (2005 and 2004 — $32,037)	63,915	63,902

	$889,841	$806,745

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(1)	Auction rate securities in the amount of $38.5 million have been reclassified from cash and cash equivalents at December 31, 2004 to short-term investments. Auction rate securities were previously included in cash and cash equivalents at December 31, 2004 because of the short duration of their reset periods.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	September 30	December 31
	2005	2004
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$24,383	$15,862
Accounts payable	69,593	62,784
Income taxes payable	17,445	2,941
Accrued expenses	154,141	148,631
Current portion of long-term debt	279	388

TOTAL CURRENT LIABILITIES	265,841	230,606

LONG-TERM DEBT, less current portion	1,212	1,430

FAIR VALUE OF INTEREST RATE SWAP(2)	—	873

OTHER LIABILITIES	68,310	67,571

DEFERRED INCOME TAXES	29,803	37,870

FUTURE MINIMUM RENTAL COMMITMENTS, NET (2005 – $43,121; 2004 – $45,763)	—	—

OTHER COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2005: 26,141,821 shares; 2004: 25,805,702 shares	261	258
Additional paid-in capital	239,427	229,661
Retained earnings	320,651	256,129
Treasury stock, at cost, 2005: 902,932 shares; 2004: 531,282 shares	(25,955)	(13,334)
Unearned compensation – restricted stock	(5,419)	—
Accumulated other comprehensive loss	(4,290)	(4,319)

TOTAL STOCKHOLDERS’ EQUITY	524,675	468,395

	$889,841	$806,745

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(2) The Company’s interest rate swap matured on April 1, 2005.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30
	2005	2004
	($ thousands)
OPERATING ACTIVITIES
Net income	$74,437	$51,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,689	40,533
Other amortization	191	219
Stock compensation expense	527	—
Provision for losses on accounts receivable	1,414	974
Provision (credit) for deferred income taxes	(9,763)	4,602
Fair value of interest rate swap	(873)	(4,294)
Gain on sales of assets and other	(16,724)	(2,046)
Changes in operating assets and liabilities:
Receivables	(16,726)	(30,712)
Prepaid expenses	6,920	(1,524)
Other assets	(12,836)	1,363
Accounts payable, taxes payable, accrued expenses and other liabilities	33,510	40,431

NET CASH PROVIDED BY OPERATING ACTIVITIES	104,766	100,674

INVESTING ACTIVITIES

Purchases of property, plant and equipment	(77,047)	(63,779)
Proceeds from asset sales	26,977	12,333
Purchases of short-term investment securities(1)	(258,598)	–
Proceeds from sales of short-term investment securities(1)	203,030	—
Capitalization of internally developed software and other	(3,176)	(3,020)

NET CASH USED BY INVESTING ACTIVITIES	(108,814)	(54,466)

FINANCING ACTIVITIES
Borrowings under revolving credit facilities	—	34,300
Payments under revolving credit facilities	—	(34,300)
Payments on long-term debt	(327)	(305)
Net increase in bank overdraft	3,344	4,256
Dividends paid on common stock	(9,915)	(8,991)
Purchase of treasury stock	(12,621)	(7,527)
Proceeds from the exercise of stock options and other	2,433	6,390

NET CASH USED BY FINANCING ACTIVITIES	(17,086)	(6,177)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(21,134)	40,031
Cash and cash equivalents at beginning of period	32,359	5,251

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,225	$45,282

(1)	Purchases and sales of auction rate securities. The Company’s auction rate securities have increased $55.6 million since December 31, 2004.

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA
AND OPERATING RATIOS (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2005		2004		2005		2004
	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)
LTL	$405,363		$390,929		$1,133,497		$1,067,350
TL	46,443		36,982		119,917		97,706

Total	451,806		427,911		1,253,414		1,165,056

Clipper	26,738		24,610		78,998		70,551
Other revenues and eliminations	11,341		9,367		31,411		25,617

Total consolidated operating revenues	$489,885		$461,888		$1,363,823		$1,261,224

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$256,691	56.8%	$250,820	58.6%	$751,747	60.0%	$719,886	61.8%
Supplies and expenses	65,885	14.6	53,495	12.5	183,578	14.6	150,405	12.9
Operating taxes and licenses	11,275	2.5	10,909	2.6	32,710	2.6	31,645	2.7
Insurance	7,960	1.8	6,911	1.6	20,828	1.7	18,190	1.6
Communications and utilities	3,481	0.8	3,427	0.8	10,633	0.8	10,728	0.9
Depreciation and amortization	13,733	3.0	12,138	2.8	39,559	3.2	35,240	3.0
Rents and purchased transportation	40,653	9.0	43,657	10.2	105,533	8.4	109,568	9.4
Other	877	0.2	912	0.2	2,934	0.2	2,346	0.3
Gain on sale of equipment	(722)	(0.2)	(573)	(0.1)	(1,336)	(0.1)	(673)	(0.1)

	399,833	88.5%	381,696	89.2%	1,146,186	91.4%	1,077,335	92.5%

Clipper
Cost of services	23,984	89.7%	22,419	91.1%	70,803	89.6%	63,914	90.6%
Selling, administrative and general	2,161	8.1	1,985	8.1	6,304	8.0	6,274	8.9
Loss on sale of equipment	9	–	15	–	9	–	17	–

	26,154	97.8%	24,419	99.2%	77,116	97.6%	70,205	99.5%

Other expenses and eliminations	13,815		11,548		34,272		29,175

Total consolidated operating expenses and costs	$439,802		$417,663		$1,257,574		$1,176,715

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$51,973		$46,215		$107,228		$87,721
Clipper	584		191		1,882		346
Other income and eliminations	(2,474)		(2,181)		(2,861)		(3,558)

Total consolidated operating income	$50,083		$44,225		$106,249		$84,509

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

ARKANSAS BEST CORPORATION
RECONCILIATIONS OF GAAP EARNINGS AND EARNINGS PER SHARE (Unaudited)

	Three Months Ended
	September 30, 2005
		Diluted
	Net	Earnings
Arkansas Best Corporation	Income	Per Share
	($ thousands, except per share data)
Amounts on a GAAP basis	$40,567	$1.59
Less gain on sale of properties to G.I. Trucking Company, after tax	9,757	0.38

Non-GAAP amounts disclosed	$30,810	$1.21

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005

		Three Months Ended September 30			Nine Months Ended September 30
		2005	2004	% Change	2005	2004	% Change
Billed Revenue* / CWT	LTL	$28.09	$26.04	7.9%	$27.33	$25.35	7.8%
	TL	$11.42	$9.92	15.1%	$10.65	$9.38	13.5%
	Total	$24.43	$22.84	7.0%	$23.77	$22.18	7.2%

Billed Revenue* / CWT	LTL	$24.98	$24.50	2.0%	$24.61	$24.04	2.4%
(without fuel surcharge)	TL	$10.17	$9.22	10.3%	$9.55	$8.86	7.8%
	Total	$21.72	$21.47	1.2%	$21.40	$21.03	1.8%

Billed Revenue* / Shipment	LTL	$283.50	$259.83	9.1%	$271.70	$250.48	8.5%
	TL	$1,849.95	$1,613.55	14.7%	$1,727.31	$1,538.84	12.2%
	Total	$310.53	$280.14	10.8%	$295.52	$269.40	9.7%

Tonnage	LTL	727,063	749,781	(3.0)%	2,088,399	2,116,305	(1.3)%
(tons)	TL	204,907	186,170	10.1%	566,657	523,345	8.3%

	Total	931,970	935,951	(0.4)%	2,655,056	2,639,650	0.6%

Shipments	LTL	1,440,827	1,502,977	(4.1)%	4,200,810	4,283,408	(1.9)%
	TL	25,298	22,896	10.5%	69,905	63,825	9.5%

	Total	1,466,125	1,525,873	(3.9)%	4,270,715	4,347,233	(1.8)%

*Billed revenue does not include revenue deferral required for financial statement purposes under the Company’s revenue recognition policy.
There were 64 workdays in the three months ended September 30, 2005 and in the three months ended September 30, 2004.
There were 192 workdays in the nine months ended September 30, 2005 and in the nine months ended September 30, 2004.
Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6157

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE